Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into on May 2, 2019 between New Misonix, Inc., a New York corporation (the “Company”), and Allan Staley, an individual residing in the Commonwealth of Virginia (the “Executive”).

RECITALS

WHEREAS, the Executive and Solsys Medical, LLC (formerly known as Soluble Systems, LLC) (“Solsys”) are parties to that certain employment agreement, dated October 26, 2017, (the “Prior Agreement”);

WHEREAS, the Company and Solsys are parties to the Agreement and Plan of Merger, dated May 2, 2019, among Misonix, Inc., a New York corporation (“Misonix”), New Misonix, Inc., Motor Reincorp. Sub One, Inc., a New York corporation and a direct, wholly owned subsidiary of New Misonix, Inc., Surge Sub Two, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New Misonix, Inc., Solsys and, solely in its capacity as the representative for Solsys Equityholders, Greg Madden, an individual resident of the State of Massachusetts (the “Merger Agreement”), pursuant to which, among other things, each of Misonix and Solsys will become wholly-owned subsidiaries of the Company, and all outstanding Misonix and Solsys equity will be exchanged for shares of Company stock upon the closing of the transactions (the “Effective Date”);

WHEREAS, the Executive has been an employee of Solsys and possesses an intimate knowledge of the business, including its products, services, customers, suppliers, personnel and procedures;

WHEREAS, the Company and the Executive desire to amend, restate and replace the terms of the Prior Agreement in its entirety (other than the Series F Units of Solsys granted to the Executive by Solsys pursuant to the Prior Agreement and memorialized in a separate award agreement between the Executive and Solsys (the “Series F Units”), which will vest at the time of the Closing (as defined in the Merger Agreement) and will not be affected by the terms of this Agreement), subject to, contingent upon and effective upon the consummation of the transactions contemplated by the Merger Agreement such that the Executive’s employment by Solsys shall be assumed and continued by the Company with no obligations due or payable to the Executive as a result of the transfer of employment; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive, intending to be legally bound, subject to, contingent upon and effective upon the Closing (as defined in the Merger Agreement), hereby agree as follows:

1.    Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)    “Affiliate” means any entity that controls, is controlled by, or is under common control with, a Person.

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Business” shall mean (i) the distribution of human skin tissue allograft, (ii) the manufacture, distribution and marketing of sterile wound care dressings (iii) the development, manufacture and/or marketing of therapeutic ultrasonic instruments for spine surgery, neurosurgery and other surgical specialties, and (iv) any other business activities in which the Company, at any time during the Term, is engaged or is actively planning to engage in.

(d)    “Cause” shall mean conduct of the Executive that constitutes: (i) gross negligence in the performance of, or repeated failure to substantially perform, the Executive’s duties as an employee of the Company, in each case, that is not cured to the Board’s reasonable satisfaction within 15 days after written notice thereof to the Executive; (ii) misconduct that is materially injurious, monetarily or otherwise, to the Company or its suppliers, vendors, customers, or other business relations (collectively, their “Relations”); (iii) gross misconduct involving moral turpitude that does not conform to the standard of the executives of the Company; (iv) an act of dishonesty or breach of trust at the expense of the Company or its Relations that is materially injurious, monetarily or otherwise, to the Company; (v) the conviction of the Executive of any felony or the entering of a guilty plea or plea of no contest with respect to a felony; (vi) a material breach of this Agreement (other than as provided in clause (i) above) or any other agreement with the Company that is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to the Executive; or (vii) a material breach of the Company’s policies, the Executive’s fiduciary duties to the Company, or of any law, statute, or regulation (solely in the case of any law, statute, or regulation, only those that are applicable to the business of the Company that are materially injurious, monetarily or otherwise, to the Company or its Relations).

(e)    “Competitive Activity” shall mean an activity that constitutes being engaged in the Business or engaged in any business that is competitive with the Business in the Restricted Area.

(f)    “Confidential Information” shall mean the Company’s trade secrets and proprietary or confidential information concerning the Business or the Company’s financial affairs, disclosed to the Executive (prior to or after the date hereof) or known by the Executive as a consequence of or through the unique position of the Executive’s employment with the Company, including, without limitation: names of customers, referral sources, pricing lists (including item and client specific pricing information); proprietary purchasing and sales methods and techniques; pricing methods and strategies; databases, computer software design and/or improvements; market feasibility studies; proposed or existing marketing techniques or plans; future Company business plans; information on current and potential customers, referral sources, suppliers and supplies; the identity of various suppliers/vendors of products and services; any other information conceived, originated, discovered or developed by the Executive; and confidential information or trade secrets acquired by the Company from others. Confidential Information does not include any information that has been publicly disclosed through no fault of the Executive or of which the Executive had knowledge prior to the Executive’s employment with the Company.

(g)    “Disability” shall mean the Executive’s inability, or failure, to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for 3 months or more in any 12 month period, by reason of any medically determinable physical or mental impairment.

(h)    “Good Reason” shall be defined as (i) a requirement imposed by the Company that the Executive changes the Executive’s principal office, currently located in Newport News, Virginia, to a facility that increases the Executive’s commute by more than 50 miles compared to the Executive’s commute immediately prior to such change, unless the relocated facility is closer to the Executive’s principal residence, (ii) a material reduction in annual base salary compared to the Executive’s base salary immediately prior to the change, other than in connection with a general decrease in salary of substantially all similarly situated employees of the Company or its subsidiaries, or (iii) a material breach by the Company of this Agreement. Notwithstanding the foregoing the following shall not constitute a Good Reason: (x) a change in mere title alone, (y) a change in Company reporting structure where the Executive’s duties are not materially reduced and (z) reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, such that employee retains the substantially similar responsibilities with respect to the division or business unit that constitutes Company’s business following the change of control, but is not given the same title or responsibilities with respect to the entire acquiring corporation. For purposes of this Agreement, Good Reason shall not be deemed to exist unless each of the following conditions are satisfied: (a) the Executive provides the Company with written notice of the existence of a condition specified in clauses (i) through (iii) of this Section 1(h) (and not excluded from the definitive of Good Reason by clauses (x) through (z) of this Section 1(h)), within 30 days after the initial existence of such condition, (b) the Company fails to remedy the condition within 30 days after receipt of such written notice or notifies the Executive that the Company will not remedy such condition, and (c) the Executive terminates the Executive’s employment with the Company within 30 days following the earlier of the end of such cure period or the date on which the Company provides notice to the Executive that it will not remedy such condition.

(i)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

(j)    “Restricted Area” shall mean any area within the United States of America, and any other countries within the world where the Company or any of its Affiliates is then actively soliciting and engaging in (or actively planning to solicit and engage in) the Business.

(k)    “Restricted Time” shall be the Term and the one year period immediately following the Termination Date.

(l)    “Term” shall mean the period beginning on the Effective Date and ending upon the first to occur of the Expiration Date or the Termination Date.

2.    Employment.

(a)    Employment. The Company hereby agrees to employ the Executive to serve in the capacities described in this Agreement, and the Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein.

(b)    Term. The initial term of the Executive’s employment by the Company under this Agreement (the “Initial Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, shall end on the two year anniversary of such date. The term of the Executive’s employment shall renew for successive one year periods (each a “Renewal Term”) unless either party notifies the other in writing of non-renewal at least 30 days prior to the Expiration Date. For purposes of this Agreement “Expiration Date” shall mean the last day of the Initial Term, or if the term of this Agreement shall be extended in accordance herewith, the last day of the last Renewal Term.

(c)    Duties and Responsibilities. During the Term, the Executive shall serve as the President of the Company. The Executive shall report to the Chief Executive Officer (the “CEO”), and shall perform such duties and have such responsibilities and authority as may reasonably be assigned and delegated to the Executive from time to time by the CEO and the Board, consistent with the Executive’s position and title. The Executive shall at all times perform the Executive’s duties and responsibilities honestly, diligently, in good faith and to the best of the Executive’s ability. Unless the Board otherwise consents, approves or directs in writing, the Executive shall observe and comply with (i) all of the rules, regulations, policies and procedures established by the Company, (ii) any code of conduct that applies to the officers and management of the Company, and (iii) all applicable laws, rules and regulations imposed on the Company by any governmental or regulatory authorities from time to time. The Executive’s employment by the Company shall be full-time and exclusive and the Executive agrees that the Executive will devote the Executive’s full business time, attention and energies to the performance of the Executive’s obligations hereunder.

3.    Compensation and Benefits.

(a)    Base Salary. The Executive shall receive a base salary at the annual rate of $286,000 during the Term (“Base Salary”), subject to annual review by the Board, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

(b)    Bonus. During the Term, the Executive shall be eligible to receive annual bonuses as determined in the sole and absolute discretion of the Board (the “Annual Bonus”).

(c)    Equity Awards. During the Term, the Executive shall be eligible to receive equity award grants as determined in the sole and absolute discretion of the Board.

(d)    Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all documented travel, entertainment and other business expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement, in accordance with applicable Company policies.

(e)    Benefit Programs. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, 401(k), medical and life insurance programs) that are established and made generally available by the Company from time to time to its employees, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, salary, age and health).

(f)    Vacation; Holidays; Sick Leave. The Executive shall be entitled to at least 3 weeks of paid vacation each year, and holidays and sick leave in accordance with the policies of the Company.

(g)    Reimbursements. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Executive’s lifetime and the lifetime of the Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

4.    Termination.

(a)    General. The Term shall terminate upon the earliest to occur of the following (each a “Termination Date”):

(i)    on the date of the Executive’s death;

(ii)    on the date specified in a written notice provided by the Company to the Executive that the Company is terminating the Term based on the Company’s reasonable, good faith, determination that the Executive suffers from a Disability;

(iii)    on the date specified in a written notice provided by the Company to the Executive that the Company is terminating the Term for Cause, which written notice shall describe the Cause, and if curable, the failure to cure the Cause within the applicable cure period;

(iv)    on the date that the Executive provides the Company with written notice that the Executive is terminating the Term for Good Reason, which written notice shall describe the Good Reason, and if curable, the failure to cure the Good Reason within the applicable cure period;

(v)    on the 10th day after the Company provides the Executive with written notice that the Company is terminating the Term for any reason other than Cause; provided that the Company may, in its sole and absolute discretion, elect, by written notice to the Executive to terminate the Term immediately, in lieu of such 10 day notice period, and pay the Executive the Executive’s pro-rated Base Salary for the 10 day period;

(vi)    on the 10th day after the Executive gives written notice to the Company of the Executive’s election to terminate the Term for any reason other than for Good Reason. The Company may, in its sole and absolute discretion, elect, by written notice to the Executive, to terminate the Term immediately, in lieu of such 10 day notice period, and pay the Executive the Executive’s pro-rated Base Salary for the 10 day period; and

(vii)    if this Agreement is not renewed pursuant to Section 4(b)(i) or Section 4(b)(ii), the last day of the Initial Term or Renewal Term, as applicable.

(b)    Non-Renewal.

(i)    In the event the Company shall elect not to renew the Initial Term or any Renewal Term, as applicable, pursuant to Section 2(b), the Company’s provision of notice to the Executive of such election shall be deemed to be a notice by the Company of its exercise of its right to terminate the Term pursuant to Section 4(a)(v).

(ii)    In the event the Executive shall elect not to renew the Initial Term or any Renewal Term, as applicable, pursuant to Section 2(b), the Executive’s provision of notice to the Company of such election shall be deemed to be a notice by the Executive of the Executive’s exercise of their right to terminate the Term pursuant to Section 4(a)(vi).

(iii)    The Company may elect to pay severance payments under Section 4(c) in the event of non-renewal of the Initial Term or any Renewal Term pursuant to Sections 4(b)(i) or (ii). If the Company elects to pay severance in accordance with this Section 4(b)(iii), then the Executive will remain subject to Section 5 of this Agreement following the Termination Date. If the Company does not elect to pay severance pursuant to Section 4(c) in the event of non-renewal, the Executive shall not be bound by Section 5(a) of this Agreement following the Termination Date.

(c)    Payments on Account of Termination.

(i)    In the event that the Term is terminated for any of the reasons stated in Sections 4(a) or 4(b) hereof, the Company shall (A) pay the Executive any unpaid Base Salary through the Termination Date and (B) any accrued and vested payments or benefits to which the Executive shall be entitled under the terms of any benefit plan, program or agreement through the Termination Date (the “Accrued Obligations”). The Executive agrees that upon the Effective Date, the Prior Agreement shall be amended and restated in its entirety without any payment due to the Executive in connection with such transfer of employment, provided that the Series F Units will vest at the time of the Closing (as defined in the Merger Agreement) and will not be affected by the terms of this Agreement. If the Company terminates the Term without Cause pursuant to Section 4(a)(v) or if the Executive terminates the Term for Good Reason pursuant to Section 4(a)(iv), the Executive shall be entitled to receive: (1) a lump-sum cash payment equal to 12 months’ of the Executive’s then Base Salary, to be paid no later than 60 days following such termination, (2) continuation of those medical insurance benefits, if any, which are provided to the Executive and the Executive’s dependents on the last day of the Executive’s employment with the Company, for 12 months following the Termination Date (or, at the sole discretion of the Company, reimburse the Executive (and the Executive’s dependents, as applicable) for COBRA during the 12 months following the Termination Date (the “Medical Benefits”) and (3) any pro-rated Annual Bonus earned for the fiscal year of termination through the Termination Date, subject, in each case, to the provisions of Section 4(d) and the Executive’s continued compliance with Section 5. The Company shall have no further liability or obligation hereunder other than for reimbursement of the Executive’s reasonable business expenses incurred prior to the Termination Date for which the Executive has provided the Company with reasonable documentation within 90 days following the Termination Date.

(ii)    Notwithstanding anything to the contrary set forth herein, all payments under this Section 4(c) are subject to (i) the Company being financially solvent at the time any such payment becomes due and (ii) the requirement that the payment of any such payment due under this Section 4(c) would not cause the Company to become insolvent. For purposes of this Agreement, the Company shall be considered financially solvent if the Company’s then current assets exceed its then current liabilities or the Company is able to pay its debts as they become due. If the Company is not solvent (or the payment of these amounts under this Section 4(c) would cause the Company to become insolvent), then these payments shall not be due and owing until such time as the Company is no longer insolvent or upon a bankruptcy or reorganization of the Company.

(d)    Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 4(c) hereof unless such payment is pursuant to the Company’s election under Section 4(b)(iii), except for the Accrued Obligations, unless (i) prior to the 60th day following the termination without Cause or termination for Good Reason, the Executive executes a general release of claims against the Releasees (as defined in such release) in connection with the Executive’s employment or termination thereof, substantially in the form attached hereto as Exhibit A and (ii) any applicable revocation period has expired during such 60-day period without the Executive revoking such release. Any payment under Section 4(c) that is not made during the period following the Executive’s termination without Cause or for Good Reason because the Executive has not executed the release described in this Section 4(d), shall be paid to the Executive in a single lump sum on the first payroll date following the last day of any applicable revocation period after the Executive executes such release.

(e)    Cooperation. Following the Term, the Executive shall give the Executive’s reasonable assistance and cooperation, upon reasonable advance notice and with due consideration given by the Company for the Executive’s other business or personal commitments, in any matter relating to the Executive’s position with the Company, or the Executive’s expertise or experience as the Company may reasonably request, including the Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the

Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which the Executive was involved or potentially had knowledge by virtue of the Executive’s employment with the Company. The Company agrees that it shall promptly advance to the Executive (and reimburse the Executive for any additional) reasonable and documented expenses in connection with the Executive’s rendering assistance and/or cooperation under this Section 4(e) upon the Executive’s presentation of reasonable documentation for such expenses (including reasonable attorney fees and expenses, to the extent an attorney is necessary) consistent with applicable law.

(f)    Return of Company Property. Within 30 days following the end of the Term, the Executive or the Executive’s personal representative shall return all Company property in the Executive’s possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, Blackberries, iPhones and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients, provided, that the Executive shall be permitted to retain a copy of the Executive’s electronic Rolodex in any form.

5.    Restrictive Covenants.

(a)    Non-competition. The Executive agrees, in consideration for the obligations of the Company hereunder, including, without limitation, any payments and benefits to be given to the Executive, that during the Restricted Time the Executive will not (other than as a director, officer, employee, agent or consultant of the Company), directly or indirectly own any interest in, manage, control, participate in (whether as an officer, member, manager, director, employee, consultant, advisor, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly in a Competitive Activity in the Restricted Area, including, without limitation, the provision of any other services which the Company or any of its Affiliates was designing, developing, selling or providing, or planning to design, develop, sell or provide, in either case, at any time while the Executive was employed by the Company, nor assist or encourage anyone in doing the same, unless the Executive shall have obtained the prior written consent of the Board, provided, however, that the foregoing restrictions shall not be construed to prohibit (i) the ownership by the Executive of not more than five percent of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market if such ownership represents a personal investment and neither the Executive nor any group of Persons including the Executive either directly or indirectly in any way manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business (other than exercising the Executive’s right as an equity holder) or seeks to do any of the foregoing, or (ii) any activity consented to in writing by an authorized representative of the Company.

(b)    Nonsolicitation of Employees and Certain Other Third Parties. At all times during the Term and the two year period immediately following the Termination Date, the Executive shall not, without the prior written consent of the Board, directly or indirectly, for the

Executive or for any other person or entity (i) solicit any employee, consultant or independent contractor to cease performing services for the Company or any of its Affiliates or to become employed or engaged in any way that competes with the Company or any of its Affiliates unless such employee, consultant or independent contractor has not been employed or engaged by the Company or any of its Affiliates for a period in excess of 12 consecutive months prior to solicitation, and/or (ii) solicit any vendors or customers of the Company or any of its Affiliates or potential vendors or customers of the Company or any of its Affiliates, in each case, on behalf of any Person or entity, to cease doing business with the Company or any of its Affiliates, nor shall the Executive make known any Confidential Information regarding such vendors or customers, or potential vendors or customers, other than in connection with the performance of the Executive’s duties to the Company under this Agreement. For purposes of this Section 5(b), (1) the term “customer” shall mean and include any Person or entity who purchased goods or services from the Company or any of its Affiliates during the Term, (2) the term “potential customer” shall mean and include any Person or entity who was solicited, or identified to be solicited, to become a customer of the Company or any of its Affiliates during the Term, (3) the term “vendor” shall mean and include any Person or entity who supplied goods or services to the Company or any of its Affiliates during the Term, and (4) the term “potential vendor” shall mean and include any Person or entity who was soliciting the Company or any of its Affiliates or who the Company or any of its Affiliates had contacted, or identified to be contacted, to become a vendor to the Company or any of its Affiliates during the Term. For the avoidance of doubt, a general advertisement by a future employer of the Executive not involving the Executive, shall not be deemed a violation of subclause (i) above.

(c)    Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information. Any Confidential Information possessed or now or hereafter acquired by the Executive (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to the Confidential Information at all times during the Restricted Time. Notwithstanding the foregoing, nothing herein shall be deemed to (i) restrict the Executive from disclosing Confidential Information as required to perform the Executive’s duties to the Company under this Agreement, (ii) to the extent required by law or order of any court, agency or other appropriate governing authority, or (iii) to any governmental agency regardless if required by law. If any Person or authority makes a demand on the Executive purporting to legally compel the Executive to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. The Executive shall not divulge such Confidential Information until the Company fails to respond to the Executive’s notice of such demand on a timely basis, has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of the Executive’s services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing Confidential Information.

(d)    Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term either during the course of performing work for the Company or its customers or which are related in any manner to the Business (commercial or experimental) of the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work made by the Executive for hire for the Company, the Executive agrees to assign, at the Company’s expense, and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, and at its expense, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Executive’s inventions, all at the sole cost and expense of the Company.

(e)    No Disparaging Conduct or Statements.

(i)    During the Term and thereafter, the Executive will not make or publish any statements (whether written or oral) that disparages or materially adversely affects the reputation of the Company or any present or future subsidiaries, parent corporations, or Affiliates of the Company or any of its principals, officers, directors, shareholders, members, managers, employees, businesses or operations.

(ii)    During the Term and thereafter, the Company will not make or publish any statements (whether written or oral) that disparages or materially adversely affects the reputation of the Executive; provided, however, that (i) the Company’s obligations under this provision shall be limited to its then current executives and officers and only for so long as they are executives and/or officers of the Company, and (ii) nothing in this provision shall limit the Company’s ability to discuss the Executive or the Executive’s performance freely either internally or with its outside advisors.

(iii)    Notwithstanding the foregoing, nothing in this Section 5(e) shall or shall be deemed to prevent or impair the Executive or the Company, and any of its managers, officers or principals from making truthful statements in any legal or administrative proceeding, to any governmental agency, or from otherwise complying with legal requirements.

(f)    Books and Records. All books, records, and accounts relating in any manner to the customers or vendors of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

(g)    Acknowledgment by the Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 5 (including without limitation the length of the term of the provisions of this Section 5) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 5, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that the Executive’s full, uninhibited and faithful observance of each of the covenants contained in this Section 5 will not cause the Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair the Executive’s ability to obtain employment commensurate with the Executive’s abilities and on terms fully acceptable to Executive or otherwise to obtain income required for the comfortable support of the Executive and the Executive’s family and the satisfaction of the needs of the Executive’s creditors. The Executive acknowledges and confirms that the Executive’s special knowledge of the Business is such as would cause the Company serious injury or loss if the Executive were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and permitted assigns.

(h)    Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(i)    Extension of Time. If the Executive shall be in violation of any provision of this Section 5, then each time limitation set forth in this Section 5 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court of competent jurisdiction and if such court determines that such violation by the Executive did occur, then the covenants set forth in this Section 5 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(j)    Injunction. It is recognized and hereby acknowledged and agreed by the parties hereto that a breach by the Executive of any of the covenants contained in Section 5 of this Agreement will cause irreparable harm and damage to the Company, for which monetary damages to the Company may be an inadequate remedy. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 5 of this Agreement by the Executive, directly or indirectly, without the need to post a bond or security or prove special damages and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.    Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a)    The Executive’s employment will not conflict with or result in a breach of any agreement to which the Executive is a party or otherwise may be bound;

(b)    The Executive has not violated, and in connection with the Executive’s employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which the Executive is or may be bound;

(c)    In connection with the Executive’s employment with the Company, the Executive will not use any confidential or proprietary information that would violate the terms of any agreement between the Executive and any prior employer; and

(d)    The Executive has not (i) been indicted for any felony or (ii) committed any criminal act with respect to the Executive’s current or any prior employment.

7.    Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

8.    Section 409A.

(a)     All payments and benefits to which the Executive could become entitled under this Agreement are intended either to be excluded from the requirements of Section 409A of the United States Internal Revenue Code (“Section 409A”) or to comply with Section 409A. To the extent that the provisions of this Agreement are subject to Section 409A, they shall be construed and interpreted to comply with Section 409A and any payments pursuant to such provisions will be made within the time prescribed by Section 409A. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A.

(b)    Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum with interest at the prime rate as published by The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

9.    Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Person or entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, and in any such case said Person or entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.    Indemnification. The Executive will be entitled to enter into an indemnity agreement with the Company in substantially the same form as the indemnification agreement entered into by similarly situated executives.

11.    Governing Law. This Agreement shall be construed in accordance with the federal law and to the extent federal law is not applicable, laws of the State of New York applicable to contracts executed and to be wholly performed within the State. Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the state or federal courts located in the Southern District for the State of New York, without regard to conflict of law principles, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each party further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.    Entire Agreement. This Agreement and the Exhibits attached hereto, all of which are incorporated herein by this reference, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede the Prior Agreement and all other prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter. Notwithstanding the foregoing, the Executive’s obligations under this Agreement are in addition to, and not in lieu or limitation of, any other restrictive covenant or similar obligations the Executive may have pursuant to any other agreement with the Company or its Affiliates, including in the Executive’s capacity as a former unitholder of the Company’s subsidiary, which shall continue in full force and effect. This Agreement may not be modified in any way unless by a written instrument signed by both an authorized representative of the Company and the Executive.

13.    Survival. The respective rights and obligations of the parties hereunder, including without limitation, the Company’s obligations under Section 4 and the Executive’s obligations under Section 5 above, shall survive the expiration of the Term, solely to the extent necessary to preserve such rights and obligations that should survive expiration of the Term.

14.    Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered, sent by registered or certified mail, return receipt requested or sent by nationally recognized overnight delivery service addressed as set forth herein. Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to the Company’s principal place of business to the attention of the Chief Executive Officer, and (ii) if to the Executive, to the Executive’s address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

15.    Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of membership interests, sale of assets or otherwise.

16.    Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of the Executive’s own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that the Executive has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

17.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

18.    Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained as a result of the other party’s breach of any term or provision of this Agreement to the extent such breach results from, arises out of or is otherwise in connection with the gross negligence or willful misconduct of such party. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees incurred by the other party in such action and any appeal thereof.

19.    Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.    Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.    No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have each executed this Employment Agreement as of the Effective Date.

NEW MISONIX, INC.

By:	/s/ Stavros Vizirgianakis
Name:	Stavros Vizirgianakis
Title:	Chief Executive Officer

ALLAN STALEY

/s/ Allan Staley

EXHIBIT A

FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of                     , 20        (“General Release”), by and between                (“Executive”) and [New Misonix, Inc.], a [New York corporation] (the “Company”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement dated as of [                    ], 2019 (the “Employment Agreement”);

WHEREAS, [the Company wishes to terminate Executive’s employment with the Company without Cause // Executive has terminated the Executive’s employment with the Company for Good Reason];

WHEREAS, the execution of this General Release is a condition precedent to the payment of the severance benefits as set forth in Section 4(c) of the Employment Agreement;

WHEREAS, in consideration for Executive’s signing of this General Release, and subject to Executive’s compliance with the applicable provisions of the Employment Agreement, the Company will provide Executive with severance benefits pursuant to Section 4(c) of the Employment Agreement; and

WHEREAS, Executive and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to Executive by the Company, including those under the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.    Executive, for himself or herself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasors”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, Affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of    any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasors in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between

Executive, on the one hand, and the Company, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Pennsylvania Human Relations Act or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasors may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) any indemnification rights Executive has as a former officer or director of the Company or its Affiliates (including any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its Affiliates in accordance with the terms of such policy); (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive the severance benefits under Section 4(c) of the Employment Agreement (as applicable) (subject to the compliance of the terms thereof); (iv) the right to receive accelerated vesting under Section 3(c)(ii) of the Employment Agreement; (v) any rights or claims that may arise as a result of events occurring after the date this General Release is executed; and (vi) any rights as a holder of equity securities of the Company or any of its Affiliates (subject, in each case, to compliance with the terms thereof).

2.    Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.    Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4.    Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees or Executive of any improper or unlawful conduct.

5.    Executive acknowledges and recites that:

(a)    Executive has executed this General Release knowingly and voluntarily;

(b)    Executive has read and understands this General Release in its entirety;

(c)    Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it;

(d)    Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e)    Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.1

6.    This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Delaware, except for the application of pre-emptive Federal law.

7.    Executive shall have 7 days from the date Executive executes this General Release to revoke the Executive’s waiver of any ADEA claims by providing written notice of the revocation to the Company.

8.    Defined terms not defined in this General Release have the meanings given in the Employment Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Executive

[1]

In the event the Company determines that the Executive’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide Executive with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.